Exhibit 23.4

Zurich, 13 November 2019

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-4) and related prospectus of UBS AG dated 14 November 2019 and to the incorporation by reference therein of our reports dated 14 March 2019, with respect to the consolidated financial statements of UBS AG, and the effectiveness of internal control over financial reporting of UBS AG, included in its Annual Report (Form 20-F) for the year ended 31 December 2018, filed with the Securities and Exchange Commission.

Ernst & Young Ltd

/s/ Marie-Laure Delarue	/s/ Ira S. Fitlin

Marie-Laure Delarue	Ira S. Fitlin
Licensed Audit Expert	Certified Public Accountant (U.S.)